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Glatfelter First Quarter 2004 Results                                     page 1





                                                                    EXHIBIT 99.1

(LOGO)

For Immediate Release                      CONTACTS:
                                           Investors:                   Media:
                                           John C. van Roden            William T. Yanavitch
                                           (717) 225-2790               (717) 225-2760

                  GLATFELTER REPORTS FIRST QUARTER 2004 RESULTS

YORK, PA, APRIL 22, 2004: Glatfelter (NYSE: GLT) today reported first quarter 2004 income from continuing operations, after tax, of $36.3 million, or $0.83 per diluted share, compared to $26.7 million, or $0.61 per diluted share, in the same quarter of 2003. The results for the first quarter of 2004 include after-tax gains totaling $34.8 million from the sales of timberlands and the corporate aircraft, and insurance recoveries associated with environmental costs. The 2003 first quarter results include a $19.3 million after-tax gain from the sale of timberlands, net of the write-off of certain papermaking equipment.

Excluding these items from each quarters' results, adjusted net earnings in the first quarter 2004 (which is reconciled to income from continuing operations on page 6) were $1.5 million, or $0.03 per diluted share compared to $7.4 million, or $0.17 per diluted share in the comparable quarter of 2003. On this basis, the decline was primarily due to lower selling prices in the Company's Printing & Converting Papers business unit and, to a lesser extent, in the Engineered Products and Long Fiber & Overlay Papers business units.

2004 FIRST QUARTER SUMMARY

         - Increased unit volumes in Engineered Products by 15% and in Long Fiber & Overlay Papers by 7% when compared with the same quarter a year ago.

         - Achieved 55% of total sales from products introduced in the last five years.

         - Completed $30.3 million in sales of timberlands and successfully negotiated $25.2 million in insurance recoveries related to an environmental liability matter.

         - Reduced long-term debt outstanding by approximately $36 million since the end of 2003.

         - Continued focus on implementing the Long Fiber & Overlay growth strategy.

         - Developed the North American Restructuring Program designed to improve financial performance.

"During the first quarter, our industry continued to feel the effects of the challenges that we experienced last year. Our operating results compared with the same time a year ago reflect the pricing decline that occurred throughout 2003, primarily in our Printing & Converting Papers business unit," said George
H. Glatfelter II, Chairman and Chief Executive Officer. "However, our 2004 first quarter results improved from the fourth quarter of 2003. We believe that the economic environment for the business has recently stabilized, order backlogs in our core Printing & Converting Papers business have substantially improved when compared with the fourth quarter of 2003, and we expect pricing improvements in this unit during the second and third quarters. In addition, targeted markets of our Engineered Products and Long Fiber & Overlay Papers continued to generate attractive growth in net tons shipped."

                                     -more-

Glatfelter First Quarter 2004 Results                                     page 2

Net sales totaled $132.1 million for the first quarter of 2004 compared to $142.3 million for the year-earlier quarter, a decrease of $10.2 million, or 7.2%. The decline was primarily attributable to lower volume due to certain equipment shutdowns at the Company's Neenah, WI facility during the fourth quarter of 2003, and price declines in the Printing & Converting Papers business unit and, to a lesser extent, Engineered Products and Long Fiber & Overlay Papers. The impact of these factors was partially offset by a 15% and 7% unit volume increase in Engineered Products and Long Fiber & Overlay Papers, respectively, and the favorable effect of a weaker U.S. dollar on translated results of international operations. However, the weaker U.S. dollar relative to the Euro adversely affected the price competiveness of Long Fiber & Overlay Papers' products.

For the three months ended March 31, 2004 and 2003, costs of products sold totaled $114.0 million and $114.3 million, respectively. A reduction in costs of products sold due to lower sales volumes was substantially offset by the unfavorable effect of the weaker U.S. dollar. Gross profit for the first quarter of 2004 totaled $20.5 million compared to $30.3 million in the comparable quarter of 2003.

The following table summarizes the effect from foreign currency translation on 2004 first quarter reported results compared to the same quarter of 2003:



                                            Three Months
                                           Ended March 31,
           In millions                          2004
           -----------                     --------------
                                              Favorable
                                            (unfavorable)
           Net sales                            $6.1
           Costs of products sold               (4.7)
           SG&A expenses                        (0.6)
           Income taxes and other               (0.1)
                                           --------------
           Net income                           $0.7
                                           --------------

The above table only presents the financial reporting impact of foreign currency translations. It does not present the impact of certain competitive advantages or disadvantages of operating or competing in a global, multi-currency environment.

During the 2004 first quarter the Company completed sales of 2,340 acres of timberland and the sale of its corporate aircraft for aggregate cash proceeds of $33.1 million. Pre-tax gains from such asset sales included in the first quarter of 2004 results totaled $32.4 million. In the first quarter of 2003, approximately 25,000 acres were sold at a pre-tax gain of $31.2 million.

The Company reached successful resolution of certain claims under insurance policies related to the Fox River environmental matter. Insurance recoveries included in the 2004 first quarter's results of operations totaled $25.2 million. The recoveries have been fully received in cash.

                                     -more-

Glatfelter First Quarter 2004 Results                                     page 3

North American Restructuring Program

The North American Restructuring Program, which will begin to be implemented during the second quarter of 2004, is the Company's initiative designed to improve financial performance by focusing on:

         - Improving product and service offerings in Printing & Converting Paper's book publishing markets.

         -        Growing revenue from uncoated specialty papers.

         - Targeting a Spring Grove, PA workforce reduction of approximately 20%.

         - Reducing our costs to produce by implementing improved and expanded supply-chain management strategies and redesigning end-to-end planning and scheduling processes.

         -        Reducing SG&A (selling, general and administrative) expenses

"The financial performance of our business is unacceptable and the market dynamics in our industry demand that we change the way we do things. Although recent changes in our business environment are certainly a positive development, they do not mitigate the fundamental challenges that confront our industry," said Mr. Glatfelter. "The North American Restructuring Program is a comprehensive series of actions that are designed to significantly reduce our cost structure and fundamentally improve the way we go to market. The financial benefits from these efforts will begin to phase-in during the latter part of 2004, and are expected to approximate $15 million to $20 million annually, beginning in 2006."

The implementation of the North American Restructuring Program is expected to result in certain one-time charges during the second or third quarters of 2004. The extent and timing of such charges will be determined as the program is implemented.

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines and a sales office in China. Glatfelter's common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, successful execution of the North American Restructuring Program, growth strategies and cost reduction initiatives, circumstances surrounding the Neenah facility and former Ecusta Division, and global political, economic, business, competitive, market, tax legislation and other regulatory factors. More information about those factors is contained in Glatfelter's filings with the U.S. Securities and Exchange Commission. This presentation includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available herein.

                                     -more-

Glatfelter First Quarter 2004 Results                                     page 4

As previously announced, the Company will hold a conference call today at 11:00 am EST to discuss its first quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company's Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software.

You may also participate by calling (973) 582-2706 today at 10:55 am EST. A taped replay of the conference call will be available within two hours of the conclusion of the call until April 29, 2004. The number to call for the taped replay is (973) 341-3080 and the conference PIN is 4668264. The replay of the conference call also will be available on our website for at least one month following the call.

                                     -more-

Glatfelter First Quarter 2004 Results                                     page 5

                                   Glatfelter
                               York, Pennsylvania
                  SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION

                                                                    THREE MONTHS
                                                                    ENDED MARCH 31
                                                                  2004           2003
                                                               ---------       ---------
Net sales                                                      $ 132,077       $ 142,286
Energy sales - net                                                 2,414           2,277
                                                               ---------       ---------
     Total revenues                                              134,491         144,563
Cost of products sold                                            113,992         114,256
                                                               ---------       ---------
     Gross profit                                                 20,499          30,307
Selling, general and administrative expenses                      14,822          15,034
Gains on disposition of plant, equipment and timberlands,
     net                                                         (33,038)        (30,547)
Gains from insurance recoveries                                  (25,200)           --
                                                               ---------       ---------
     Operating income                                             63,915          45,820
Nonoperating income (expense)
     Interest expense                                             (3,415)         (3,399)
     Interest income                                                 443             187
     Other - net                                                     213            (890)
                                                               ---------       ---------
        Total other income (expense)                              (2,759)         (4,102)
                                                               ---------       ---------
Income from continuing operations before income taxes             61,156          41,718
     Income tax provision                                         24,897          15,029
                                                               ---------       ---------
         Income from continuing operations                        36,259          26,689

Discontinued operations
     Income from discontinued operations                            --               135
         Income tax provision                                       --                47
                                                               ---------       ---------
     Income from discontinued operations                            --                88
                                                               ---------       ---------
         Net income                                            $  36,259       $  26,777
                                                               =========       =========

EARNINGS PER SHARE
BASIC
   Income from continuing operations                           $    0.83       $    0.61
                                                                      --              --
                                                               ---------       ---------
     Net income                                                $    0.83       $    0.61
                                                               =========       =========

DILUTED

   Income from continuing operations                           $    0.83       $    0.61
                                                                      --              --
                                                               ---------       ---------
     Net income                                                $    0.83       $    0.61
                                                               =========       =========

Glatfelter First Quarter 2004 Results                                     page 6


This press release of results of operations includes a discussion of earnings before the effect of certain items. Management believes that such adjusted earnings are useful to investors as it identifies the impact on reported results of unusual or nonrecurring items that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company's Board of Directors to measure operating performance.

                                                             THREE MONTHS ENDED MARCH 31
                                                             2004                       2003
                                                    --------------------       --------------------
In thousands, except per share data                  INCOME         EPS         Income        EPS
------------------------------------                --------       -----       --------       -----
Income from continuing operations                   $ 36,259       $0.83       $ 26,689       $0.61
    Timberland sales                                 (18,016)      (0.41)       (19,965)      (0.46)
    Insurance recoveries                             (15,221)      (0.35)          --          --
    Corporate aircraft sale                           (1,543)      (0.04)          --          --
    Write-off of certain papermaking equipment          --          --              654        0.02
                                                    --------       -----       --------       -----
       Adjusted net earnings                        $  1,479       $0.03       $  7,378       $0.17
                                                    ========       =====       ========       =====


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